JUNE 2020

Golden Grain Energy

Energy for a Clean Environment

Ethanol Connection

Golden Grain Energy LLC

@ggecorn

New management positions:

GGE leaders take on new corporate roles

Golden Grain Energy has announced new roles for several experienced employees with changes in the executive leadership team.

Former CFO Christy Marchand and former executive vice president/commodity manager Curt Strong have both resigned in the last few months to pursue other opportunities, with long-time Golden Grain staff members stepping into those leadership roles.

Brooke Peters, who has served with Golden Grain Energy for 15 years has been named interim CFO in Marchand's place. Peters, who has a bachelor's degree in accounting, joined GGE as the first administrative assistant on staff and in the years following worked in all departments: commodities, logistics, accounting, shareholder relations, and production. In 2008, she was named controller.

Scott Gudbaur, who recently rejoined Golden Grain Energy as grain originator has stepped back into the commodity manager role, a position he held with the company from 2008 to 2011.

Along with these changes, Chad Kuhlers has been named interim CEO for the company. He has been with the company since start-up in 2004 as plant manager, and was named chief operations officer in 2010.

Included in the agencies that received GGE sanitizer were (from top) Floyd County Medical Center, Mason City Police & Fire Departments, and Osage Municipal Utilities.


FLOYD COUNTY
MEDICAL CENTER



Giving to our community during COVID

Golden Grain Energy's lab staff produced a small amount of hand sanitizer early in the COVID-19 pandemic and provided free bottles to 21 public service organizations and 5 medical facilities in North Iowa in April.


OSAGE
COLORADO



Pandemic wreaks havoc on 2nd quarter

Drastically reduced demand and prices in the fuel markets during Golden Grain's second quarter (February-April 2020) resulted in quarterly revenue that was nearly 30 percent below the same quarter in 2019.

Along with industry-wide reduction in demand, Golden Grain Energy also moved its annual scheduled maintenance shutdown from May to April, meaning reduced production and sales for the quarter.

The company sold approximately 21percent less ethanol at about 18 percent lower price than in Q2 of 2019. Sales of DDGS were down 18 percent, though the price was up 1 percent over the year before.

While the corn oil price was also slightly higher than 2019 (3 percent), the volume sold was reduced by 28 percent.

Corn costs were up 3 percent compared to Q2 of 2019, while natural gas costs were down by 9 percent.

All of these factors contributed to Golden Grain posting a $7.8 million net loss for the quarter and $4.4 million net loss for the first six months of the fiscal year.

There was a 10-cent per unit distribution paid to members during the second quarter, which was announced at the annual meeting in Febraury.

The complete 10-Q can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Brooke Peters, Interim CFO

BALANCE SHEET	April 30, 2020	October 31, 2019
Current Assets	$28,611,780	$32,093,425
Total Assets	$126,510,753	$130,030,383
Current Liabilities	$8,726,171	$9,140,200
Long-term Liabilities	$3,753,929	$469,040
Members' Equity	$114,030,653	$120,421,143
Book Value per Unit	$5.92	$6.06

INCOME STATEMENT	3 Months Ended 4/30/20	3 Months Ended 4/30/19	6 Months Ended 4/30/20	6 Months Ended 4/30/19
Revenue	$35,154,653	$49,608,660	$92,586,855	$95,805,037
Gross Profit	$(6,707,483)	$1,570,724	$(4,101,618)	$949,458
Equity in net income from investments	$(480,645)	$438,716	$1,534,625	$599,613
Net Income (Loss)	$(7,817,408)	$1,228,441	$(4,403,190)	$49,170
Net Income (Loss) per Unit	$(0.39)	$0.06	$(0.22)	$-
Distribution Paid	$0.10	$-	$0.10	$0.25

Annual maintenance shutdown performed in April in conjunction with demand drop

As a result of the COVID-19 pandemic and low ethanol margins, Golden Grain Energy's maintenance shutdown and turn-around was moved from the originally scheduled May 3, 2020, to April 13, 2020.

Due to the margins and demand environment created by the global economic slowdown associated with COVID-19, GGE shut down half of the plant on April 2, 2020, and left it down until through end of the month. We shut down the rest of the plant April 9 to allow for preparation for scheduled maintenance that is completed annually. The preparation process includes blowing down the equipment, locking out the equipment and making the entire system safe for contractors to enter the equipment.

During the maintenance shutdown, 132 projects were completed, along with:

- Inspection of all equipment.
- Thorough cleaning of the equipment and piping.
- Inspection of electrical equipment on all voltage levels.

Approximately 100 contractors worked during the shutdown, with no recordable or lost time accidents during the turn-around.

Inspections and contractor management took place

Continued on Page 3

Addressing COVID-19 safety in the plant

In order to maintain a safe working environment for our employees during the COVID-19 pandemic, Golden Grain Energy implemented the following procedures from March through June 1, when the state began lifting restrictions:

Operations department worked their normal schedule rotation (4 shifts, each working 12 hour shifts 7 days in a row, then off for 7 days, then working 12 hour shift 7 days in a row on evenings and then off for 7 days). To keep individual shifts isolated from others during this time, operations eleminated the 15 minute shift turn-over at the same location.

Half of the maintenance department worked the same schedule as their Operations department (1/2 was assigned to groups A/B and the other was assigned to group C/D.) Half of the grains department worked the same schedule as their Operations department (1/2 was assigned to group A/B and the other was assigned to group C/D).

Office staff worked regular hours and were confined to the office space using specific doors to enter the facility and specific bathrooms. Our goal was to maintain social distancing and prevent a single person from impacting the entire staff and forcing us to shutdown the entire facility. With this procedure, if someone is impacted on group A/B, then only half of maintenance and grains would potentially be impacted. In the case of that happening, it would require remaining employees to work continuously for 3 weeks, but would allow us to keep the entire facility operational.

We continue to require employees to take temperatures at the beginning of each shift, and to not work if they have a temperature above 100.4 F.

Fortunately, at this time, none of our employees have tested positive or been impacted by COVID-19.

Maintenance completed, production back online

Continued from Page 2

during the COVID-19 pandemic and required special social distancing methods to prevent spreading of the virus from contractors and employees.

All contractors were required to be verified to be COVID-19 free before coming on site. In addition, employees who interacted with contractors were required to wear masks and try to avoid using the same restrooms and maintain social distancing during meal-times.

(See Page 3 for additional information about Golden Grain Energy's pandemic policies implemented over the last three months.)

—Chad Kuhlers, Interim CEO

New projects focus on receiving efficiency

There have been a few changes since I was introduced as the new grain originator early this year. Curt Strong decided to change directions in his career, and I have taken over the commodity manager role. It has been a smooth transition so far.

In the last newsletter I mentioned our mission statement—adding value to the corn production in our area. That continues to be my focus as we address bottlenecks in our storage and receiving capabilities. Steps that have already improved efficiency include the new office, scale, and RFID cards. We now have approval from the board for additional storage space and an increased receiving capacity. Hopefully construction will start before the end of summer. Unfortunately, this will not be done in time to help with this coming harvest, but will certainly prove beneficial moving forward. We realize farmers have many options selling their corn and will continue to strive to be the number 1 destination for corn in our area.

Market wise, ethanol production has been ramping up again over the last month as idled plants come back on line. So far, gas demand has increased enough to handle the increased production, enough so that margins are finally in the black after a painful couple of months. We continue to offer a no-charge price-later program that runs through Aug. 27. However, I strongly advise producers to have these bushels priced long before expiration of the contract. There certainly appears to be a wall of corn that still needs to move before harvest, and it's not unusual for a marketing year's lows to fall in late August when the majority of price-later corn in the country comes due. So both from a basis standpoint as well as a futures standpoint, I would suggest not waiting until the end of August to sell price-later bushels.

—Scott Gudbaur, commodity manager

Golden Grain Energy
1822 27th St. SW
Mason City, IA 50401

Until next time ... Golf outing planned Aug. 17 for GGE PAC

The **Golden Grain Energy PAC's 16th Annual Friends of Ethanol fundraiser will be held Aug.17, 2020, at Cedar Ridge Golf Course**, 2147 Underwood Ave., Charles City,Iowa. The event will include a 4-person best shot tournament, with registration at 12:15 p.m. and a 1 p.m. shotgun start . Social hour begins at 5 p.m., followed by a 5:30 p.m. auction and pork loin dinner. Registration is $75 for both golf and the meal, or $25 per person for the meal only.

Please RSVP by Aug. 12 to Golden Grain Energy at 1-888-443-2676.

641-423-8525
888-GGE-CORN
Fax: 641-421-8457
www.ggecorn.com
info@ggecorn.com

OUR MISSION:
Add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve.